Exhibit 10(l)
AMENDMENT NUMBER ONE TO THE
DEFERRED COMPENSATION PLAN FOR
COMPASS BANCSHARES, INC.
AS AMENDED AND RESTATED AS OF JANUARY 1, 2005
     The Deferred Compensation Plan for Compass Bancshares, Inc. as amended and restated as of January 1, 2005 (the “Plan”) is hereby amended as follows:
     1. Effective upon and subject to the consummation of the share exchange described in that certain Transaction Agreement entered into by and between Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”) and Compass Bancshares, Inc. dated as of February 16, 2007 (the “Share Exchange”), the Plan shall thereafter be titled and known as the “Compass Deferred Compensation Plan.”
     2. Effective on June 29, 2007 no Participant shall be permitted to request that any portion of his Account be deemed invested in Company Stock nor shall any Participant be permitted to request that any amounts deferred under the Plan on or after June 29, 2007, be deemed invested in Common Stock and any portion of a Participant’s Account which is deemed to be invested in Common Stock immediately after June 29, 2007, shall be transferred pro-rata to the Participant’s other deemed investments by adding the following Section 6.5 to Article VI Investment of Accounts:
6.5 Notwithstanding any provision in this Plan to the contrary, effective on June 29, 2007, no Participant shall be permitted to request that any portion of his Account be deemed invested in Company Stock nor shall any Participant be permitted to request that any amounts deferred under this Plan on or after June 29, 2007, be deemed invested in Common Stock. Any Investment Request which directs the investment of any amounts deferred on or after June 29, 2007 into Common Stock shall be void and the portion of such amounts deferred that would otherwise be invested in Common Stock shall be deemed to be invested based upon the Participant’s other Investment Requests; provided that if such Participant has no other Investment Request other than Common Stock then such portion of the Plan Account shall be deemed to be invested in the default fund selected by the Administrative Committee. Any portion of a Participant’s Account which is deemed to be invested in Common Stock immediately after June 29, 2007 shall be transferred pro-rata to the Participant’s other deemed investments; provided that if such Participant has no other Investment Request other Common Stock then any such proceeds shall be deemed to be invested in the default fund selected by the Administrative Committee.
     3. Effective as of June 30, 2007, in order to comply with the cash out rules set forth in Section 409A of the Code and the final Treasury Regulations issued thereunder, delete the current second paragraph of Section 7.1 and substitute in lieu thereof the following:
     In the event the value of any Participant’s Account is not greater than the “applicable dollar amount” under Section 402(g)(1)(B) of the Code at the time distribution is to commence, the Account shall be distributed in cash in a lump sum notwithstanding a Participant’s election to have his Account distributed in installments under the Plan provided that the payment accomplishes the termination of the Participant’s entire interest in the Plan and is made on or before the later of (i) December 31 of the calendar year of the Participant’s Separation from Service or (ii) the date that is two and one-half calendar months after the Participant’s Separation from Service. All payments due under this Section 7.1 shall be made or shall commence as soon as reasonably feasible following a Participant’s termination of employment. Any amounts deemed to be invested in a Company stock fund shall be equal to the market value of any shares of Common Stock reported in a Participant’s Account, based on the Closing Price of such Common Stock during the day on which the distribution is processed immediately preceding a lump sum distribution. No portion of a Participant’s Account shall be distributed in Common Stock. The portion of an Account attributable to investments deemed to be made in investments other than Common Stock shall be valued on the date a distribution is processed. The transfer by a Participant between Employing Companies shall not be deemed to be a termination of employment with an Employing Company for purposes of this Plan.
     4. Effective as of June 30, 2007, in order to comply with the cash out rules set forth in Section 409A of the Code and the final Treasury Regulations issued thereunder, delete the current Section 7.2 and substitute in lieu thereof the following:
     Upon the death of a Participant prior to the payment of his Account, the balance of his Account shall be paid to the Participant’s Beneficiary in lump sum or in equal monthly, quarterly or annual installments not to exceed a fifteen (15)-year period as specified on the Participant’s Deferral Election form with such payment to be made, or payments to commence in the case of installment distributions, within sixty (60) days following the close of the calendar quarter in which the Administrative Committee is provided evidence of the Participant’s death (or as soon as reasonably practicable thereafter); provided, however, if the value of the Account is not greater than the “applicable dollar amount” under Section 402(g)(1)(B) of the Code at the time distribution is to commence, the Account shall be distributed in cash in a lump sum notwithstanding a Participant’s election to have his Account distributed in installments under the Plan provided that the payment accomplishes the termination of the Participant’s entire interest in the Plan and is made on or before the later of (i) December 31 of the calendar year of the Participant’s death or (ii) the date that is two and one-half calendar months after the Participant’s death. In the event a Beneficiary designation is not on file or the designated Beneficiary is deceased or cannot be located, payment will be made to the estate of the Participant. The market value of any shares of Common Stock credited to a Participant’s Account shall be based on the Closing Price of such Common Stock during the day on which the distribution is processed immediately preceding the date of any lump sum or installment distribution. No portion of a Participant’s Account shall be distributed in Common Stock. The portion of an Account attributable to investments other than Common Stock shall be valued on the date a distribution is processed. If a Participant who has elected to have his Account distributed in installments under the terms of the Plan dies subsequent to the commencement of such installment payments but prior to the completion of such payments, the installments shall continue and shall be paid to the Beneficiary (or the Participant’s estate as the case may be) as if the Participant had not died.

     5. All the other terms, provisions and conditions of the Plan not amended herein shall remain in full force and effect.
     IN WITNESS WHEREOF, Compass Bancshares, Inc. has caused this Amendment Number One to be executed by its duly authorized officers as of the                      day of                                         , 2007.

COMPASS BANCSHARES, INC.

Attest:	By:

Title:	Its:

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